EXHIBIT 1.01

Affymetrix, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2014

Introduction

This report for the year ended December 31, 2014 has been prepared and is presented to comply with Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 (the Rule) and Form SD thereunder.

The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (together with gold collectively referred to as 3TG), for the purposes of this assessment.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (RCOI) completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

1.	Company Overview

This report has been prepared by management of Affymetrix, Inc. (herein referred to as “Affymetrix” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated.

Affymetrix is a provider of life science products and molecular diagnostic products that enable parallel analysis of biological systems at the gene, protein and cell level. We sell our products to genomic research centers, academic institutions, government and private laboratories, as well as pharmaceutical, diagnostic and biotechnology companies. Over 94,500 peer-reviewed papers have been published based on work using our products. We have approximately 1,100 employees worldwide and maintain sales and distribution operations across the United States, Europe, Latin America and Asia.

We were incorporated in California in 1992 and reincorporated in Delaware in 1998. Our principal executive offices are located at 3420 Central Expressway, Santa Clara, CA 95051.

2.	Products and Raw Materials Overview

Affymetrix’s product lines are classified in the following categories: reagents, arrays, software and instruments. Reagents are soluble liquids for which raw materials comprise of biochemicals, chemicals, antibodies and enzymes. Arrays are consumables used with our instruments, each comprising of DNA sequences fixed on a solid support. Instruments are systems comprising of a wide variety of raw materials.

Based upon Affymetrix’s internal assessment, the reagents we produce do not contain conflict minerals. Accordingly, for the purposes of this assessment only Affymetrix’ arrays and instruments were considered.

3.	Supply Chain Overview

Affymetrix does not have direct commercial relationships with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain with 3TG. Affymetrix leverages the work performed by industry groups including the Electronic Industry Citizen Coalition (EICC) and Global e-Sustainability Initiative (GeSI) to carry out audits and confirm whether the sources of the regulated metals are conflict free.

In order to manage the scope of this task, Affymetrix relies upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers.

We have conducted supplier training sessions designed to educate our suppliers and supply chain partners regarding the relevant SEC requirements and Affymetrix’s due diligence expectations. As part of this education, we communicated the expectation to our suppliers that they are to provide the 3TG sourcing information to us per our Conflict Minerals Policy. Following our supplier training session, we sent written communication to our suppliers requesting self-declaration and identification of the origin of any minerals included in the product(s) provided to Affymetrix.

In addition, Affymetrix has actively engaged in performing a comprehensive analysis of our product components, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined our supply chain conflict minerals due diligence scope of work by including active suppliers that provide components and manufacturing activities that are likely to contain 3TG. We adopted the Conflict Free Smelter Initiative (CFSI) standard Conflict Minerals Reporting Templates (CMRT), and launched our conflict minerals due diligence communication survey to 77 suppliers which consist of both defined component suppliers and manufacturing suppliers that sell us products containing 3TG.

4.	Affymetrix’s Conflict Minerals Program Design and Purpose

Affymetrix is committed to ensuring ethical sourcing, and has made significant progress in developing supply chain transparency. The design of Affymetrix’s conflict minerals program is in conformance with the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition and related Supplements on Tin, Tantalum, Tungsten, and Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain. We further integrated responsible sourcing of minerals requirements into our Conflict Minerals Policy and Supplier Code of Conduct. As part of those obligations, our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy and Supplier Code of Conduct.

We conducted supplier training sessions designed to educate our suppliers regarding the relevant SEC requirements and Affymetrix’s due diligence expectations, as they evolve. Further, Affymetrix maintains a telephonic help desk and email query resources, so our supply chain can effectively obtain the necessary information to adequately understand the disclosure request and prepare appropriate responses.

In addition, Affymetrix has performed comprehensive analysis of our product components, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our conflict minerals due diligence by identifying our current suppliers that provide components or engage in manufacturing activities that are likely to contain 3TG. We adopted the standard CMRT established by the CFSI and accepted supplier responses in all versions of the template that were disclosed during calendar year 2014. We launched our 2014 survey to direct suppliers and reviewed the provided responses using the most currently available smelter information available.

5.	Analysis of the Program’s Progress

Affymetrix began surveying and assessing the potential origin of 3TG within the company’s supply chain in 2013. Prior to that time, Affymetrix had not engaged in supply chain mapping exercises related to the identification or management of 3TG. Since our efforts began in 2013, Affymetrix has identified significant changes in our suppliers’ responsiveness, ability to map conflict minerals, and understanding of the associated obligations.

Based upon our 2013 evaluation Affymetrix concluded that a significant number of our suppliers either were not in the scope of our RCOI or did not produce materials containing 3TG in the products or components we purchase from them. As a result, we were able to reduce the total number of suppliers within the scope of our 2014 survey by 40%. This focusing of our efforts has allowed our RCOI to be more directed and has led to a significant increase in the percentage of responses from our supply chain. The following presents the results of our supply chain survey from 2013 to 2014.

	2013 Supplier Survey	2014 Supplier Survey
Number of Direct Suppliers	213	145
Suppliers in Scope of RCOI	128	77
Supplier Responses	74 of 128 (57.8%)	63 of 77 (81.8%)

6.	Survey Responses

Tracing materials back to their respective mines of origin is a complex aspect of responsible sourcing in our supply chain. By adopting methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requirements that our suppliers conform with the same standards that meet the OECD guidelines, and report to us using the CMRT, we have determined that the smelters and refineries declared by our supply chain represent the best RCOI we can conduct at this time. We also requested that our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the “Known” and “Conflict Free” lists of source metals.
The following presents a consolidated review of our supply chain’s responses from 2014.

2014 Supplier Survey
Total Number of Unique Sources Identified by Suppliers	495
Number of Sources Identified to be Smelters	231
Number of Sources Appearing on the CMRT v. 3.02 list of Known Smelters	222
Number of Sources Identified to be Conflict Free Smelters	123

As the result of our due diligence survey, we have gathered 231 smelters and refineries names from our supply chain. Of those, 222 smelters and refineries are identified as CFSI’s known smelters and refineries on the latest version of the CMRT (3.02). The remaining nine are smelter names that were discontinued by the CFSI or that discontinued the production of 3TG during the course of 2014. Of the declared sources, 123 appear on the CFSI's certified Conflict Free Smelters (CFS) list and are considered to have undergone an acceptable level of due diligence to be deemed conflict free. These sources are included on the table provided at the end of this report.
The CFSI has not provided an opinion as to whether or not the minerals procured from the remaining smelters and refineries originate from covered countries. As a result, Affymetrix, investigation into the source of the smelters remains ongoing.

7.	Due Diligence

7.1.	Conflict Minerals Policy

The company’s Conflict Minerals Policy is publicly available on our website at www.investor.affymetrix.com under "Corporate Governance".

7.2. Due Diligence Process

7.2.1. Design of Our Due Diligence and Description of the Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with OECD guidance. Affymetrix designed our due diligence process, management and measures to conform in all material respects with the framework OECD Guidance.

Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy, establishment of governance structures with cross functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record keeping and escalation procedures. We periodically report to the Audit Committee of the Board of Directors with respect to our due diligence process and compliance obligations.

7.2.2. Internal Team

Affymetrix has established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Task Force led by our Senior Vice President, Global Operations, Chief Financial Officer and General Counsel, and a team of subject matter experts from relevant functions, such as purchasing, quality assurance, manufacturing and environmental health and safety. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Associate Director, Quality Assurance, who acts as the conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

7.2.3. Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have engaged a third party data collection and software vendor, Foresite US Group, Inc., to conduct outreach training, and archive the received supplier responses to our RCOI. Feedback from this engagement and enabled us to render the conclusions and statement included in this report.

7.2.4. Escalation Procedure

Affymetrix has established a Conflict Minerals Policy and a Supplier Code of Conduct, which are posted on our website. The Supplier Code of Conduct publishes a mechanism for escalating any issues and concerns. We also created follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.

7.2.5. Maintain Records

Affymetrix has established our due diligence compliance process, documentation and record maintenance mechanisms to ensure the retaining of relevant documentation in a structured electronic database.

7.3. Steps to be Taken to Mitigate Risk and Maturing Due Diligence Program

As we further develop our due diligence program, we intend to take the following steps to mitigate the risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

•	Enhance supplier communication, training and escalation processes to improve due diligence data accuracy and completion.

•	Continue to influence additional smelters to obtain CFS status through our supply chain, where possible.

•	Continue to work with suppliers to help them understand and satisfy Affymetrix’s conflict mineral disclosure requirements fully.

•	Continue to respond to industry trends and legal requirements to further improve the reliability and traceability of 3TG.

8.	Reasonable Country of Origin Inquiry (RCOI) Determination

Due to the breadth and complexity of Affymetrix’s products and the size and complexity of our supply chain, it will take time for many suppliers to verify the origin of all 3TG. We expect to further develop transparency within our supply chain by deploying our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFS program, and continuing our outreach efforts.

We conducted an analysis of our products and found that tin, tantalum, tungsten, and gold can be found in Affymetrix’s instruments and arrays. Therefore, the products that we manufacture are subject to the reporting obligations of Rule 13p-1, pending the lifting of the partial stay placed in effect after the Nat’l Ass’n of Mfrs. v. SEC, No. 13-5252, D.C. Cir., Apr. 14, 2014, decision was announced.

Despite having conducted a good faith reasonable country of origin inquiry, Affymetrix has been unable to determine the origin of all of the 3TG within our instruments and array of products.

Affymetrix has provided information and rendered determinations as of the date of this Report. Subsequent events, such as the issuance of revised guidance documents, the issuance of an opinion concerning the current appeal of Nat’l Ass’n of Mfrs. v. SEC, No. 13-5252, D.C. Cir., Apr. 14, 2014, or the unwillingness of suppliers, smelters or refiners to comply with Affymetrix requests for information may affect Affymetrix’s future determinations under Rule 13p-1.

9.	Identify and Assess Risk of Inaccurate Disclosure in the Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sub-tier suppliers downstream from our direct suppliers. We have relied on our direct supplier responses to provide us with information about the source of conflict minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. This chain of information create a level of uncertainty and risk related to the accuracy of the relied upon information. Affymetrix will continue to monitor, adopt, and modify our due diligence practices to conform to the recognized industry best practices surrounding the RCOI.

10.	Summarized Survey Responses

At the outset of our 2014 RCOI, Affymetrix elected to survey our known component and outsourced manufacturing supply chain that provide us materials containing 3TG materials. This consisted of 77 total suppliers, 63 of whom responded to our survey.
Affymetrix has created and maintained a database of the 63 provided supplier responses. Affymetrix has cross referenced this inventory of declared sources and validated our progress related to known smelters that have undergone audits to be validated as conflict free sources. A copy of the declared conflict free smelters has been included as part of this filing in the following table. Affymetrix will continue to evaluate its supply chain and the related smelters that are identified over the course of the forthcoming years. We anticipate continued progress that will be driven by industries, collective efforts to establish conflict free supply chains, as SEC practices evolve, and the CFSI programs efforts to audit and verify smelters and refineries of 3TG continue to mature.

Metal	Smelter Name	Smelter Country
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Valcambi SA	SWITZERLAND
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	Umicore Brasil Ltda	BRAZIL
Gold	Tokuriki Honten Co., Ltd	JAPAN

Metal	Smelter Name	Smelter Country
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Schone Edelmetaal	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	PX Précinox SA	SWITZERLAND
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PAMP SA	SWITZERLAND
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	Ohura Precious Metal Industry Co., Ltd	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	Nihon Material Co. LTD	JAPAN
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Met-Mex Peñoles, S.A.	MEXICO
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Materion	UNITED STATES
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Kojima Chemicals Co., Ltd	JAPAN

Metal	Smelter Name	Smelter Country
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kazzinc Ltd	KAZAKHSTAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	Johnson Matthey Ltd	CANADA
Gold	Johnson Matthey Inc	UNITED STATES
Gold	Japan Mint	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Dowa	JAPAN
Gold	Chimet S.p.A.	ITALY
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	Aurubis AG	GERMANY
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Asahi Pretec Corporation	JAPAN
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	H.C. Starck Ltd.	JAPAN

Metal	Smelter Name	Smelter Country
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Zhuzhou Cement Carbide	CHINA
Tantalum	Ulba	KAZAKHSTAN
Tantalum	Telex	UNITED STATES
Tantalum	Taki Chemicals	JAPAN
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Hi-Temp	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Magnu's Minerais Metais e Ligas LTDA	BRAZIL
Tin	Yunnan Tin Company, Ltd.	CHINA

Metal	Smelter Name	Smelter Country
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	PT Timah (Persero), Tbk	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	OMSA	BOLIVIA
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Minsur	PERU
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Metallo Chimique	BELGIUM
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	CV United Smelting	INDONESIA
Tin	Alpha	UNITED STATES
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CHINA

Metal	Smelter Name	Smelter Country
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES

(Please refer to http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/ for more detailed information about currently identified conflict free smelters and refineries lists and relied upon industry methods.)